Exhibit 99.1

Medford, Wisconsin - August 2, 2004

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $382.5 million in assets, reported net income of $1.2 million or $0.70 basic earnings per share for the second quarter ended June 30, 2004 as compared to $1.0 million or $0.59 per share for the second quarter 2003. Book value increased to $19.95 per share at June 30, 2004 compared to $19.53 at June 30, 2003. Net income was $2.3 million for the six months ended June 30, 2004, an increase of $302,000, or 15.4%, for the same period in 2003.

Diluted earnings per share were $0.69 for the quarter ended June 30, 2004 compared to $0.59 for the same period in 2003, and $1.34 for the first six months of 2004, as compared to $1.17 a year earlier. Operating results for the second quarter generated an annualized return on average assets (ROA) of 1.23% and return on average equity (ROE) of 13.79 % compared to 1.10% and 12.26% for the same quarter one year ago. For the six months ended June 30, 2004, ROA and ROE were 1.20% and 13.37%, compared to 1.09% and 12.24% one year ago.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with eleven retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, trust services, discount and full-service brokerage services, and pension plan administration.

NET INTEREST INCOME

For the quarter ended June 30, 2004, net interest income increased $217,000 to $3.5 million when compared to $3.3 million for the same period in 2003. The net interest margin for the quarter ended June 30, 2004 increased to 4.06% from 4.00% for the same period in 2003 as interest bearing liabilities repriced 51 basis points lower compared to a decrease of 41 basis points in interest earning assets. With the recent increase in the federal funds rate the net interest margin for the remainder of 2004 should widen as the majority of the loan portfolio is tied to variable rates and will reprice more rapidly than deposits.

NONINTEREST INCOME

Noninterest income was $804,000 during the second quarter of 2004, an increase of $48,000 from the same quarter last year. The increase was attributable to increases in trust services and investment product commissions of $65,000. Those increases were offset by decreases in gains on sales of loans of $24,000 and deposit service fees totaling $8,000.

OPERATING EXPENSES

For the quarter ended June 30, 2004, noninterest expense increased $41,000 over the same quarter last year. Salaries and employee benefits increased 4.9% over the same period last year. The incentive compensation program was reevaluated in 2004. The new program will not accrue incentive expense monthly but will expense the total bonus in the fourth quarter of each year. By discontinuing the monthly accrual, benefit expense decreased $27,000 for the quarter ended June 30, 2004 but offset by an increase in salaries and health insurance premiums. Data processing and information systems decreased 7.6% due to decreased software maintenance and amortization expense.

BALANCE SHEET

Total assets increased $7.3 million during 2004 to $382.5 million at June 30, 2004 when compared to total assets of $375.2 million at December 31, 2003. Total loans increased 3.2% during the year to $278.1 million at June 30, 2004, while deposits decreased 0.9% to $285.0 million.

The Company recorded provisions for loan losses totaling $70,000 during the second quarter of 2004, as compared to $158,000 for the same period in 2003. During the second quarter of 2004, the Company had net loan recoveries of $3,000. The ratio of allowance for loan losses to total loans was 1.02% at June 30, 2004 and 1.04% at June 30, 2003. Non-performing loans totaled $1.9 million and $2.2 million at June 30, 2004 and June 30, 2003, respectively. There were no foreclosed assets at June 30, 2004.

The Company believes the balance of the allowance for loan loss at June 30, 2004 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                          Mid-Wisconsin Financial Services, Inc.
                            Summary Financial Data (unaudited)
                      (amounts in thousands, except per share data)
                                                  Three Months Ended       Six Months Ended
                                                 June 30,    June 30,    June 30,    June 30,
                                                   2004        2003        2004        2003
STOCKHOLDERS' DATA
Basic earnings per share                          $0.70       $0.59       $1.35       $1.17
Diluted earnings per share                        $0.69       $0.59       $1.34       $1.17
Dividends per share                               $0.62       $0.62       $0.84       $0.84
Book value per share                             $19.95      $19.53      $19.95      $19.53
Average common shares outstanding                 1,686       1,685       1,686       1,685
KEY RATIOS
Return on average assets                           1.23%       1.10%       1.20%       1.09%
Return on average equity                          13.79%      12.26%      13.37%      12.24%
Net interest margin                                4.06%       4.00%       4.06%       4.04%
Efficiency ratio                                  57.06%      59.47%      58.43%      59.79%
CREDIT QUALITY
Net charge-offs to average loans                   0.00%       0.07%       0.00%       0.09%
Loan loss reserve to period-end loans              1.02%       1.04%       1.02%       1.04%
STOCK PRICE INFORMATION
High                                             $30.00      $28.00      $30.00      $28.00
Low                                               29.00       28.00       28.50       27.25
Market price at period end                        30.00       28.00       30.00       28.00

                           Mid-Wisconsin Financial Services, Inc.
                            Summary Financial Data (unaudited)
                       (amounts in thousands, except per share data)
                                                       Three Months Ended      Six Months Ended
                                                      June 30,    June 30,    June 30,    June 30,
                                                        2004        2003        2004        2003
INCOME STATEMENT
Interest income                                        $4,912      $5,023      $9,806     $10,115
Interest expense                                        1,428       1,756       2,908       3,554
Net interest income                                     3,484       3,267       6,898       6,561
Provision for loan losses                                  70         158         110         316
Net interest income after provision for loan losses     3,414       3,109       6,788       6,245
Noninterest income
   Service fees                                           209         218         407         415
   Trust service fees                                     192         175         376         358
   Investment product commissions                         159         111         264         175
   Other operating income                                 244         252         501         472
Total noninterest income                                  804         756       1,548       1,420
Noninterest expenses
   Salaries and employee benefits                       1,458       1,390       2,882       2,797
   Occupancy                                              310         312         642         623
   Data processing and information systems                 97         106         196         214
   Goodwill and purchased core deposit amortization        83          78         166         155
   Other operating expenses                               582         603       1,220       1,176
Total noninterest expense                               2,530       2,489       5,106       4,965
Income before provision for income taxes                1,688       1,376       3,230       2,700
Provision for income taxes                                516         376         962         734
Net income                                             $1,172      $1,000      $2,268      $1,966

                             Mid-Wisconsin Financial Services, Inc.
                                  Summary Financial Data
                         (amounts in thousands, except per share data)
                                                                June 30,       December 31,
                                                                  2004            2003
 BALANCE SHEET                                                (unaudited)      (audited)
ASSETS
Cash and due from banks                                         $12,732         $13,694
Interest-bearing deposits in other financial institutions            16             614
Federal funds sold                                                  536           1,628
Securities available for sale -At fair value                     78,702          77,988
Federal Home Loan Bank stock (at cost)                            2,250           2,154
Loans held for sale                                                 559             331
Loans receivable, net of allowance for loan losses of
  $2,850 in 2004 and $2,732 in 2003                             274,721         266,373
Accrued interest receivable                                       1,494           1,614
Premises and equipment                                            6,241           5,596
Intangible assets                                                   398             564
Goodwill                                                            295             295
Other assets                                                      4,565           4,374
Total assets                                                   $382,509        $375,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                    $42,242         $39,949
Interest-bearing deposits                                       242,759         247,700
  Total deposits                                                285,001         287,649

Short-term borrowings                                            16,397          11,294
Long-term borrowings                                             45,000          40,000
Accrued interest payable                                            954           1,206
Accrued expenses and other liabilities                            1,535           1,312
Total liabilities                                               348,887         341,461

Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding - 1,685,646 shares in 2004
      and 1,685,550 shares in 2003                                  169             169
Additional paid-in capital                                       10,986          10,976
Retained earnings                                                22,565          21,714
Accumulated other comprehensive income                              (98)            905
Total stockholders' equity                                       33,622          33,764
Total liabilities and stockholders' equity                     $382,509        $375,225